Exhibit 10xxxx

Norfolk Southern Corporation Long-Term Incentive Plan

2011 Award Agreement for Outside Directors

            This AGREEMENT dated as of <Date> (Award Date), between NORFOLK SOUTHERN CORPORATION (Corporation), a Virginia corporation, and <Full_Name> (Participant), a director of the Corporation who is not an officer of the Corporation or any of its subsidiaries.

1.     Award Contingent Upon Execution of this Agreement.  This Award made to the Participant on the Award Date is contingent upon the Participant's execution and return to the Corporate Secretary of this Agreement.

2.     Terms of Plan Govern.  Each Award made hereunder is made pursuant to the Norfolk Southern Corporation Long‑Term Incentive Plan (Plan), all the terms and conditions of which are deemed to be incorporated in this Agreement and which forms a part of this Agreement.  The Participant agrees to be bound by all the terms and provisions of the Plan and by all determinations of the Committee thereunder.  Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

3.     Award of Restricted Stock Units.  The Corporation hereby grants to the Participant on Award Date <RSUs> Restricted Stock Units.  Each whole Restricted Stock Unit is a contingent right to receive a Restricted Stock Unit Share, granted pursuant to Section 10 of the Plan, subject to the restrictions and other terms and conditions set forth in the Plan and this Agreement.

(a)   Memorandum Account.  The Participant's Award of Restricted Stock Units shall be recorded in a memorandum account.

(b)   Restriction and Retention Period.  The Restricted Stock Units are subject to a three-year Restriction Period which terminates on <Date>. In addition, the Restricted Stock Units are subject to a Retention Period.  The Retention Period shall expire upon the Participant's Separation from Service (within the meaning of section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder) (a "Separation From Service") or death.  However, in the event a Participant has a Separation from Service prior to the expiration of the Restriction Period, the Award will be forfeited if the Participant's Separation From Service is not due to Retirement or Disability.  Restricted Stock Units shall not be settled in Restricted Stock Unit Shares pursuant to Section 5 hereof until the expiration of the Restriction Period and the Retention Period.

(c)   Restrictions.  Until the expiration of the Restriction Period and the Retention Period, Restricted Stock Units granted under this Award shall be subject to the following restrictions:

                         i.    the Participant shall not be entitled to (A) receive the certificate(s) representing the Restricted Stock Unit Shares to which the Participant may have a contingent right to receive in the future, (B) vote the Common Stock represented by the Restricted Stock Units or (C) receive dividends thereon; and

                        ii.    the Restricted Stock Units may not be sold, transferred, assigned, pledged, conveyed, hypothecated, used to exercise options or otherwise disposed of.

4.     Crediting of Dividend Equivalents.  On each dividend payment date for the Corporation, the Corporation shall credit the memorandum account of each Participant who holds Restricted Stock Units as of the declared record date with additional Restricted Stock Units and fractions thereof equivalent to the dividend paid on the Corporation's Common Stock based on the Fair Market Value of the Common Stock on the dividend payment date.  Each credited dividend equivalent shall be equal to the amount of the regular quarterly dividend paid in accordance with the Corporation's normal dividend payment practice as may be determined by the Committee, in its sole discretion.  The Participant's memorandum account will be credited with additional Restricted Stock Units, including fractions thereof, pursuant to this section until all Restricted Stock Units that were credited to the Participant are distributed.

5.     Distribution of Restricted Stock Units.  The Restricted Stock Units credited hereunder shall be distributed in accordance with an irrevocable election previously made by the Participant.

Each Participant who has not previously received a grant of Restricted Stock Units under the Plan shall elect a form of distribution with respect to any Restricted Stock Units credited to the Participant hereunder and with respect to any Restricted Stock Units that may be credited to the Participant in the future.  The Participant may elect to receive such Stock Units in a single distribution or in 10 annual installments upon the Participant's Separation From Service.  The Participant's election is irrevocable.

If the Participant has elected to receive the Restricted Stock Units in a single distribution, upon the expiration of the Retention Period: (a) a certificate representing whole shares of Common Stock equal to the number of Restricted Stock Units for which the Restriction Period has expired shall be delivered to the Participant; and (b) thereafter, as any subsequent Restriction Period expires, a certificate representing whole shares of Common Stock equal to the number of Restricted Stock Units for which the Restriction Period has expired plus the number of additional Restricted Stock Units credited under Section 4 shall be delivered to the Participant.  Any remaining fraction of a single Restricted Stock Unit that remains in the Participant's memorandum account upon the final distribution of any whole shares of Common Stock from the account shall be distributed in cash concurrent with the final stock distribution.

            If the Participant has elected to receive the Restricted Stock Units in 10 annual installments upon the Participant's Separation From Service, following the expiration of the Retention Period, the first distribution will be made in January following the year of the Participant's Separation From Service, and subsequent installments will be distributed on the anniversary of the first installment.  A certificate representing whole shares of Common Stock shall be delivered to the Participant upon distribution of each annual installment.  The first such installment will be equal to the number of whole Restricted Stock Unit Shares that equal one tenth of the total number of the Restricted Stock Units in the memorandum account for which the Restriction Period has expired at the time of the distribution; the second installment, one ninth of the remaining total number for which the Restriction Period has expired at the time of the distribution; the third installment, one eighth of the remaining total number for which the Restriction Period has expired at the time of the distribution; and so forth, until all remaining Restricted Stock Units are distributed as whole Restricted Stock Unit Shares upon distribution of the certificate in the tenth installment.  Any remaining fraction of a single Restricted Stock Unit that was credited to the Participant's memorandum account upon the distribution of the tenth installment shall be distributed in cash concurrent with the distribution of the tenth installment.

If the Participant dies at any time, then any Restricted Stock Units credited to the Participant's memorandum account will be distributed as whole Restricted Stock Unit Shares to the Participant's beneficiary within thirty (30) days following the Participant's death. Thereafter, as any subsequent Restriction Period expires, a certificate representing whole shares of Common Stock equal to the number of Restricted Stock Units for which the Restriction Period has expired plus the number of additional Restricted Stock Units credited under Section 4 shall be delivered to the Participant's beneficiary within thirty (30) days following the expiration of any such Restriction Period.  Any remaining fraction of a single Restricted Stock Unit that remains in the memorandum account upon the final distribution of any whole shares of Common Stock from the account will be distributed to the Participant's beneficiary in cash concurrent with the final stock distribution.  The beneficiary may not, directly or indirectly, designate the taxable year of the settlement.

            IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Corporation by its officer thereunto duly authorized, and by the Participant, in acceptance of the above-mentioned Award, subject to the terms of the Plan and of this Agreement, all as of the day and year first above written.

                                                            By: _____________________________________________

                                                                         <Full_Name>

                                                             By:  _____________________________________________

                                                                        NORFOLK SOUTHERN CORPORATION